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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE

For further information contact:

Russell J. Iorio
Director of Investor Communications
972/633-4042

               HEARTLAND ANNOUNCES CHANGES IN BOARD OF DIRECTORS

Dallas, Texas - March 25, 1997 - Heartland Wireless Communications, Inc. (Nasdaq NMS -- HART), America's largest wireless cable television company, today announced that David E. Webb, President and Chief Executive Officer of CS Wireless Systems, Inc., has resigned from the Board of Directors of Heartland. Mr. Webb commented, "My departure from Heartland's Board will allow me to devote my full attention to my current duties at CS Wireless and the completion of various strategic projects including the implementation of the wireless programming cooperative among CS Wireless, Heartland, Wireless One, Inc. (Nasdaq NMS -- WIRL) and CAI Wireless Systems, Inc. (Nasdaq NMS -- CAWS). As a stockholder and CEO of a Heartland affiliate, I remain a strong supporter of the Company and will actively work with management in their endeavors to improve cash flow and profitability."

Separately, Heartland today announced that J.R. Holland, Jr. has stepped down from his position as Chairman of the Board of Heartland, but will remain a director. Mr. Holland stated, "My resignation as Chairman in no way lessens my commitment to the Company now or in the future or my belief in Heartland's core business; rather, it reflects my belief in, support for and cooperation with the Board and management in our collective restructuring efforts. I intend to remain an active director of the Company and continue to represent Heartland on the Boards of Wireless One, CS Wireless and Telinor, our Mexican partner, and on various Heartland committees."

John Fanning, interim President and CEO, stated, "The Company will not fill the Chairman's position at this time; instead, each Board member has undertaken various projects to expedite the Company's restructuring efforts."

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Heartland Wireless Communications, Inc. is America's largest wireless cable television company. Pro-forma for previously disclosed acquisitions and divestitures, Heartland currently holds wireless cable channel rights in 95 small to mid-size markets located in the central United States, representing approximately 10.3 million households, approximately 9.2 million of which the Company believes can be served by line-of-sight transmissions. Furthermore, Heartland estimates that 20% to 40% of its line of sight households currently are unpassed by traditional hard-wire cable systems. In addition, Heartland owns a 20% equity interest in Wireless One, Inc. (Nasdaq NMS--WIRL), the largest rural wireless cable television operator in the southeastern United States, and a 37% pro forma equity interest in CS Wireless Systems, Inc., one of the largest wireless cable television companies in the United States in terms of subscribers and line-of-sight households.

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